                                                                   EXHIBIT 99.1

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined consolidated balance sheet as of April 30, 2002 and the unaudited pro forma condensed combined consolidated statements of earnings for the six months ended April 30, 2002 and for the year ended October 31, 2001 are based on the historical financial statements of HP and Compaq after giving effect to the merger as a purchase of Compaq by HP using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements. The merger was completed on May 3, 2002.

    The unaudited pro forma condensed combined consolidated balance sheet as of April 30, 2002 is presented to give effect to the merger as if it occurred on April 30, 2002 and, due to different fiscal period ends, combines the historical balance sheet for HP at April 30, 2002 and the historical balance sheet of Compaq at March 31, 2002. The unaudited pro forma condensed combined consolidated statement of earnings of HP and Compaq for the six months ended April 30, 2002 is presented as if the combination had taken place on November 1, 2001 and, due to different fiscal period ends, combines the historical results of HP for the six months ended April 30, 2002 and the historical results of Compaq for the six months ended March 31, 2002. The unaudited pro forma condensed combined consolidated statement of earnings of HP and Compaq for the year ended October 31, 2001 is presented as if the combination had taken place on November 1, 2000 and, due to different fiscal period ends, combines the historical results of HP for the year ended October 31, 2001 and the historical results of Compaq for the twelve months ended September 30, 2001.

    Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Compaq acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists are currently conducting an independent valuation in order to assist management of HP in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management's estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values will include management's consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of Compaq that existed as of the date of completion of the merger.

    As of the completion of the merger, management of the combined company had begun to assess and formulate plans to exit certain activities of Compaq and to terminate or relocate certain employees of Compaq. These assessments are still in process. Based on a preliminary analysis to date, costs of approximately $1.3 billion will be accrued as of the completion of the merger for severance or relocation costs related to Compaq employees, costs of vacating some facilities (leased or owned) of Compaq, and other costs associated with exiting activities of Compaq. A pro forma adjustment for $1.3 billion has been included in the unaudited pro forma condensed combined consolidated balance sheet as of April 30, 2002. In addition, based on a preliminary analysis, HP expects to incur, during the quarter ended July 31, 2002 or in subsequent quarters, additional costs of approximately $1.3 billion for severance costs related to HP employees, costs of vacating some facilities (leased or owned) of HP, and other costs associated with exiting activities of HP. Management expects to be committed to a formal exit plan such that a significant portion of these costs will be recorded as a restructuring charge in the quarter ended July 31, 2002. An adjustment for an estimate of the restructuring costs to be incurred by HP has not been included in the unaudited pro forma condensed combined consolidated statements of earnings since such adjustment is non-recurring in nature. HP estimates that this preliminary estimate of these costs, in total, would result in cash expenditures of approximately $2.1 billion with the remainder being non-cash charges. These estimates are preliminary and subject to change based on

HP's further assessments. However, any changes will likely be increases to these amounts as additional exit activities are identified and assessments are completed.

    These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements due to the receipt of the final valuation, the impact of ongoing integration activities and Compaq's net assets as of the completion date (May 3, 2002).

    The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in HP's Annual Report on Form 10-K, as amended on January 30, 2002, for its fiscal year ended October 31, 2001 and Quarterly Report on Form 10-Q for its quarter ended April 30, 2002 and Compaq's Annual Report on Form 10-K for its fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for its quarter ended March 31, 2002. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of HP that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of HP.

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                OF HP AND COMPAQ

                                 APRIL 30, 2002
                                 (IN MILLIONS)

                                                        HISTORICAL
                                                    -------------------     PRO FORMA      PRO FORMA
                                                       HP       COMPAQ    ADJUSTMENTS(1)   COMBINED
                                                    --------   --------   --------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 8,741    $ 3,702       $    --        $12,443
  Short-term investments..........................      147         --            --            147
  Accounts receivable, net........................    3,936      4,147            --          8,083
  Financing receivables, net......................    2,216      1,222           (30)(a)      3,408
  Inventory.......................................    4,017      1,419          (260)(b)      5,176
  Other current assets............................    4,798      2,521           543 (c)      7,862
                                                    -------    -------       -------        -------
    Total current assets..........................   23,855     13,011           253         37,119
Property, plant and equipment, net................    4,305      3,171            90 (d)      7,566
Long-term investments and other assets............    4,831      5,324        (3,506)(e)      6,649
Amortizable intangible assets, net................      228      1,363         2,137 (f)      3,728
Goodwill and intangible assets with indefinite
  lives...........................................    1,061        248        15,020 (g)     16,329
                                                    -------    -------       -------        -------
    Total assets..................................  $34,280    $23,117       $13,994        $71,391
                                                    =======    =======       =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and short-term borrowings.........  $ 1,618    $ 1,666       $    --        $ 3,284
  Accounts payable................................    3,584      3,350            --          6,934
  Deferred revenue................................    1,943      1,191           (40)(h)      3,094
  Other accrued liabilities.......................    6,687      3,870         1,650 (i)     12,207
                                                    -------    -------       -------        -------
    Total current liabilities.....................   13,832     10,077         1,610         25,519
Long-term debt....................................    4,442        600            30 (j)      5,072
Other liabilities.................................    1,045      1,304           150 (k)      2,499
Total stockholders' equity........................   14,961     11,136        12,204 (l)     38,301
                                                    -------    -------       -------        -------
    Total liabilities and stockholders' equity....  $34,280    $23,117       $13,994        $71,391
                                                    =======    =======       =======        =======

------------------------

(1) The letters refer to a description of the adjustments in Note 2.

 SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                             FINANCIAL STATEMENTS.

   UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF EARNINGS
                                OF HP AND COMPAQ

                        SIX MONTHS ENDED APRIL 30, 2002
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         HISTORICAL
                                                     -------------------     PRO FORMA      PRO FORMA
                                                        HP       COMPAQ    ADJUSTMENTS(1)   COMBINED
                                                     --------   --------   --------------   ---------
Net revenue:
  Products.........................................  $18,206    $12,389       $    --        $30,595
  Services.........................................    3,612      3,269            --          6,881
  Financing income.................................      186        101            --            287
                                                     -------    -------       -------        -------
    Total net revenue..............................   22,004     15,759            --         37,763
Costs and expenses:
  Cost of products sold(2).........................   13,412      9,888            25 (m)     23,325
  Cost of services.................................    2,420      2,362            --          4,782
  Financing interest...............................       68         69            --            137
  Research and development.........................    1,420        578            --          1,998
  Selling, general and administrative(2)...........    3,346      2,340            (5)(d)      5,681
  Merger-related costs.............................      178         71            --            249
  Restructuring and related charges................       18         --            --             18
  Amortization of intangible assets................       15        166            84 (f)        265
  Amortization of goodwill.........................       88          8            --             96
                                                     -------    -------       -------        -------
    Total costs and expenses.......................   20,965     15,482           104         36,551
                                                     -------    -------       -------        -------
Earnings from operations...........................    1,039        277          (104)         1,212
Interest and other, net............................      (51)       (84)           --           (135)
                                                     -------    -------       -------        -------
Earnings before taxes..............................      988        193          (104)         1,077
Provision (benefit) for taxes......................      272         57           (34)(n)        295
                                                     -------    -------       -------        -------
Net earnings(3)....................................  $   716    $   136       $   (70)       $   782
                                                     =======    =======       =======        =======
Net earnings per share(3):
  Basic............................................  $  0.37    $  0.08                      $  0.26
                                                     =======    =======                      =======
  Diluted..........................................  $  0.37    $  0.08                      $  0.26
                                                     =======    =======                      =======
Average number of shares and share equivalents:
  Basic............................................    1,948      1,699                        3,023
  Diluted..........................................    1,968      1,710                        3,050

------------------------

(1) The letters refer to a description of the adjustments in Note 2.

(2) Historical amounts for amortization of intangibles and goodwill have been reclassified to separate line items.

(3) Net earnings and net earnings per share are presented before extraordinary items.

 SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                             FINANCIAL STATEMENTS.

   UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF EARNINGS
                                OF HP AND COMPAQ

                          YEAR ENDED OCTOBER 31, 2001
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         HISTORICAL
                                                     -------------------     PRO FORMA      PRO FORMA
                                                        HP       COMPAQ    ADJUSTMENTS(1)   COMBINED
                                                     --------   --------   --------------   ---------
Net revenue:
  Products.........................................  $37,498    $29,061        $  --         $66,559
  Services.........................................    7,325      6,650           --          13,975
  Financing income.................................      403        168           --             571
                                                     -------    -------        -----         -------
    Total net revenue..............................   45,226     35,879           --          81,105
Costs and expenses:
  Cost of products sold(2).........................   28,370     22,788           10 (m)      51,168
  Cost of services.................................    4,870      4,718           --           9,588
  Financing interest...............................      234        114           --             348
  Research and development.........................    2,670      1,390           --           4,060
  Selling, general and administrative(2)...........    7,085      5,657          (10)(d)      12,732
  Restructuring and related charges................      384        656           --           1,040
  Amortization of intangible assets................       12        302          198 (f)         512
  Amortization of goodwill.........................      162         29           --             191
                                                     -------    -------        -----         -------
    Total costs and expenses.......................   43,787     35,654          198          79,639
                                                     -------    -------        -----         -------
Earnings from operations...........................    1,439        225         (198)          1,466
Interest and other, net............................     (737)    (2,116)          --          (2,853)
                                                     -------    -------        -----         -------
Earnings (loss) from continuing operations before
  taxes............................................      702     (1,891)        (198)         (1,387)
Provision (benefit) for taxes......................       78       (564)         (63)(n)        (549)
                                                     -------    -------        -----         -------
Net earnings (loss) from continuing
  operations(3)....................................  $   624    $(1,327)       $(135)        $  (838)
                                                     =======    =======        =====         =======
Net earnings (loss) per share from continuing
  operations:
  Basic............................................  $  0.32    $ (0.79)                     $ (0.28)
                                                     =======    =======                      =======
  Diluted..........................................  $  0.32    $ (0.79)                     $ (0.28)
                                                     =======    =======                      =======
Average number of shares and share equivalents:
  Basic............................................    1,936      1,689                        3,004
  Diluted..........................................    1,974      1,689                        3,004

------------------------

(1) The letters refer to a description of the adjustments in Note 2.

(2) Historical amounts for amortization of intangibles and goodwill have been reclassified to separate line items.

(3) Net earnings (loss) and net earnings (loss) per share from continuing operations are presented before extraordinary items and cumulative effect of change in accounting principle.

 SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                  NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                        CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION

    On September 4, 2001, HP and Compaq entered into a merger agreement which resulted in Compaq becoming a wholly-owned subsidiary of HP in a transaction to be accounted for using the purchase method. The total purchase price of $24.2 billion includes HP common stock valued at $22.7 billion, assumed stock options with a fair value of $1.4 billion and estimated direct transaction costs of $120 million.

    The unaudited pro forma condensed combined consolidated financial statements provide for the issuance of approximately 1.1 billion shares of HP common stock, based upon an exchange ratio of 0.6325 of a share of HP common stock for each outstanding share of Compaq common stock as of May 3, 2002, the completion date of the merger. The average market price per share of HP common stock of $20.92 is based on an average of the closing prices for a range of trading days
(August 30, August 31, September 4 and September 5, 2001) around the announcement date (September 3, 2001) of the merger. In addition, HP assumed options to purchase approximately 200 million shares of HP common stock at a weighted average exercise price of $33.29. The fair value of the outstanding options was determined using a Black-Scholes valuation model. In accordance with the terms of Compaq's equity-based plans, all of Compaq's outstanding options which were granted prior to September 1, 2001 vested upon Compaq shareowner approval of the merger. The estimated intrinsic value of $70 million as of May 3, 2002 of unvested Compaq options, which relates to options granted subsequent to August 31, 2001, has been allocated to deferred compensation in the unaudited pro forma condensed combined consolidated financial statements and will be amortized over a period of approximately 4 years.

    The total purchase price of the Compaq merger is as follows (in millions):

Value of HP common stock issued.............................  $22,670
Assumption of Compaq options................................    1,440
                                                              -------
  Total value of HP securities..............................   24,110
Estimated direct transaction costs..........................      120
                                                              -------
Total purchase price........................................  $24,230
                                                              =======

    Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to Compaq's net tangible and intangible assets based on their fair values as of the date of the completion of the merger. Based on the preliminary independent valuation, and subject to material changes upon receipt of the final valuation, the impact of ongoing integration activities, and Compaq's net assets as of the completion date (May 3, 2002), the purchase price is preliminarily allocated as follows (in millions):

    Preliminary estimated purchase price allocation:

  Net tangible assets.......................................  $ 4,885
  Amortizable intangible assets:
    Customer contracts and lists, distribution agreements...    1,950
    Developed and core technology, patents..................    1,480
    Other...................................................       70
  Intangible assets with indefinite lives...................    1,400
  Goodwill..................................................   13,868
  Deferred compensation.....................................       70
  Net deferred tax liability................................     (193)
  In-process research and development.......................      700
                                                              -------
Total preliminary estimated purchase price allocation.......  $24,230
                                                              =======

    Of the total purchase price, a preliminary estimate of $4.9 billion has been allocated to net tangible assets acquired and approximately $3.5 billion has been allocated to amortizable intangible assets acquired. The depreciation and amortization effect of the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statement of earnings.

    Developed technology, which comprises products that have reached technological feasibility, includes products in most of Compaq's product lines, principally the Compaq Himalaya, Proliant, Enterprise Storage Array, and AlphaServer products. Core technology and patents represent a combination of Compaq processes, patents and trade secrets developed through years of experience in design and development: clustering, fault tolerant systems, proprietary Alpha processor architecture, and storage area networks. Compaq's technology and products are designed for hardware, software, solutions and services, including enterprise storage and computing solutions, fault tolerant business critical solutions, communication products, and desktop and portable personal computers. This proprietary know-how can be leveraged by Compaq to develop new technology and improved products and manufacturing processes. HP expects to amortize the developed and core technology and patents on a straight-line basis over an average estimated life of 6 years.

    Customer contracts represent existing contracts that relate primarily to underlying customer relationships pertaining to the services provided by Compaq Global Services, including contractual Customer Services relationships, contractual Managed Services client relationships and contractual Systems Integration consulting client relationships. Customer lists and distribution agreements represent Compaq's relationships with its Enterprise and Personal Systems installed base, and agreements with Enterprise value-added resellers. HP expects to amortize the fair value of these assets, on a straight-line basis over an average estimated life of 9 years.

    Of the total estimated purchase price, approximately $15.3 billion has been allocated to goodwill and intangible assets with indefinite lives. Goodwill of $13.9 billion represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Intangible assets of $1.4 billion with indefinite lives consist primarily of the estimated fair value allocated to the Compaq trade name. This intangible asset will not be amortized because it has an indefinite remaining useful life based on many factors and considerations, including the length of time that the Compaq name has been in use, the Compaq brand awareness and market position, and the plans for continued use of the Compaq brand within a portion of HP's overall product portfolio.

    In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill or intangible assets with indefinite lives has become impaired, HP will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

    Of the total purchase price, a preliminary estimate of $700 million has been allocated to in-process research and development and will be charged to expense in the quarter ended July 31, 2002. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma condensed combined consolidated statement of earnings.

    Compaq is currently developing new products that qualify as in-process research and development in multiple product areas. Projects which qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development.

    Compaq is currently involved in numerous research and development projects, which are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. The principal research and development efforts of Compaq are directed within the Enterprise and Personal Systems businesses. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

    The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Compaq and its competitors.

    The rates utilized to discount the net cash flows to their present value are based on Compaq's weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 25%-42% were deemed appropriate for valuing the in-process research and development.

    The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may vary from the projected results.

2.  PRO FORMA ADJUSTMENTS

    Pro forma adjustments are necessary to reflect the purchase price, to adjust amounts related to Compaq's net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

    Intercompany balances or transactions between HP and Compaq were not significant. Certain reclassifications have been made to conform Compaq's historical amounts to HP's presentation.

    The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had HP and Compaq filed consolidated income tax returns during the periods presented.

    HP has not identified any preacquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events had occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

    The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

    (a) Adjustment to record the effect on the current portion of financing receivables resulting from the difference between the preliminary estimate of the fair value and the historical amount of residual value of equipment under operating leases.

    (b) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Compaq's inventory.

    (c) Adjustment to record the current portion of tax adjustments related to the transaction.

    (d) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Compaq's property, plant and equipment and the resulting adjustment to depreciation expense, as follows (in millions):

                             HISTORICAL   PRELIMINARY                 CHANGE IN      CHANGE IN      USEFUL
                              AMOUNT,        FAIR        INCREASE       ANNUAL       SIX MONTHS      LIFE
                                NET          VALUE      (DECREASE)   DEPRECIATION   DEPRECIATION   (YEARS)
                             ----------   -----------   ----------   ------------   ------------   --------
Land.......................    $  300       $  460         $160          $ --           $ --          n/a
Buildings, machinery and
  equipment................     2,871        2,801          (70)          (40)           (20)        2-22
                               ------       ------         ----          ----           ----
    Total property, plant
      and equipment........    $3,171       $3,261         $ 90          $(40)          $(20)
                               ======       ======         ====          ====           ====
  Included in cost of
    products sold..........                                              $(30)          $(15)
  Included in selling,
    general and
    administrative.........                                               (10)            (5)
                                                                         ======       ======
                                                                         $(40)          $(20)
                                                                         ======       ======

    (e) Adjustments to reflect certain other long-term assets of Compaq at a preliminary estimate of their fair values (in millions):

Pension assets..............................................  $  (640)
Residual value of equipment under operating leases..........      (30)
Long-term portion of tax adjustments related to the
  transaction...............................................   (2,836)
                                                              -------
                                                              $(3,506)
                                                              =======

    (f) Adjustments to reflect the preliminary estimate of the fair value of amortizable intangible assets and the resulting increase in amortization expense, as follows (in millions):

                          HISTORICAL   PRELIMINARY              INCREASE IN    INCREASE IN     USEFUL
                           AMOUNT,        FAIR                     ANNUAL       SIX MONTH       LIFE
                             NET          VALUE      INCREASE   AMORTIZATION   AMORTIZATION   (YEARS)
                          ----------   -----------   --------   ------------   ------------   --------
Customer contracts and
  lists, distribution
  agreements............    $  916        $1,950      $1,034        $ 37           $10          4-13
Developed and core
  technology, patents...       399         1,480       1,081         157            72          2-13
Other...................        48            70          22           4             2          1-10
                            ------        ------      ------        ----           ---
                            $1,363        $3,500      $2,137        $198           $84
                            ======        ======      ======        ====           ===

    (g) Adjustments to reflect the preliminary estimate of the fair value of goodwill and intangible assets with indefinite lives, as follows (in millions):

                                                              PRELIMINARY
                                                 HISTORICAL      FAIR
                                                   AMOUNT        VALUE      INCREASE
                                                 ----------   -----------   --------
Intangible assets with indefinite lives........     $ --        $ 1,400     $ 1,400
Goodwill.......................................      248         13,868      13,620
                                                    ----        -------     -------
                                                    $248        $15,268     $15,020
                                                    ====        =======     =======

    (h) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Compaq's deferred revenue.

      Adjustments to reflect the estimated direct transaction
(i)   costs and other liabilities.................................   $  350
      Adjustment for an estimate of costs associated with exiting
      activities of Compaq........................................    1,300
                                                                     ------
                                                                     $1,650
                                                                     ======

       As of the completion of the merger, management of the combined company had begun to assess and formulate plans to exit certain activities of Compaq and to terminate or relocate certain employees of Compaq. These assessments are still in process. Based on a preliminary analysis to date, costs of approximately $1.3 billion will be accrued as of the completion of the merger for severance or relocation costs related to Compaq employees, costs of vacating some facilities (leased or owned) of Compaq, and other costs associated with exiting activities of Compaq. The pro forma adjustment above for $1.3 billion has been included in the unaudited pro forma condensed combined consolidated balance sheet as of April 30, 2002. In addition, based on a preliminary analysis, HP expects to incur, during the quarter ended July 31, 2002 or in subsequent quarters, additional costs of approximately $1.3 billion for severance costs related to HP employees, costs of vacating some facilities (leased or owned) of HP, and other costs associated with exiting activities of HP. Management expects to be committed to a formal exit plan such that a significant portion of these costs will be recorded as a restructuring charge in the quarter ended July 31, 2002. An adjustment for an estimate of the restructuring costs to be incurred by HP has not been included in the unaudited pro forma condensed combined consolidated statements of earnings since such adjustment is non-recurring in nature. HP estimates that this preliminary estimate of these costs, in total, would result in cash expenditures of approximately $2.1 billion with the remainder being non-cash charges. These estimates are preliminary and subject to change based on HP's further assessments. However, any changes will likely be increases to these amounts as additional exit activities are identified and assessments are completed.

    (j) Adjustment to record the difference between the preliminary estimate of fair value and the historical amount of long-term debt.

    (k) Adjustments to reflect pension and other long-term liabilities at a preliminary estimate of their fair values.

    (l) Adjustments to stockholders' equity (in millions):

To record the value of HP shares to be issued and Compaq
  options to be assumed in the transaction..................  $ 24,110
To record the preliminary estimate of the fair value of
  in-process research and development.......................      (700)
To record deferred compensation related to unvested Compaq
  options...................................................       (70)
To eliminate Compaq's historical stockholders' equity.......   (11,136)
                                                              --------
                                                              $ 12,204
                                                              ========

    (m) Adjustments to cost of products sold (in millions):

                                                             ANNUAL    SIX MONTHS
                                                            --------   ----------
To record the related costs of products sold resulting
  from the change in inventory to its estimated fair
  value...................................................    $ 40        $ 40
To record the related depreciation effect resulting from
  the fair value adjustment to property, plant and
  equipment as noted in (d) above.........................     (30)        (15)
                                                              ----        ----
                                                              $ 10        $ 25
                                                              ====        ====

    (n) Adjustment to record the income tax effect of the pro forma adjustments.

3.  PRO FORMA EARNINGS PER SHARE

    The pro forma basic and diluted earnings per share are based on the weighted average number of shares of HP common stock outstanding and weighted average number of Compaq common stock outstanding multiplied by the exchange ratio.